Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2010 on the 2009 and 2008 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-143299, effective December 28, 2007, File No. 333-137141, effective September 25, 2006 and File No. 333-134823, effective August 1, 2006) and on Form S-8 (File No. 333-137666, effective September 29, 2006).

March 30, 2010	By:	/s/ Kirkland, Russ, Murphy & Tapp, P.A.
Kirkland, Russ, Murphy & Tapp, P.A.
Clearwater, Florida